As filed with the Securities and Exchange Commission on December 10, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TONGLI PHARMACEUTICALS (USA), INC.
(Exact name of registrant as specified in charter)

Delaware
(State or jurisdiction of incorporation or organization)

84-1090791
(I.R.S. Employer Identification No.)

136-17 Maple Avenue, 11H
Flushing, NY 11355
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan
(Full title of plan)

Mingli Yao
Chief Executive Officer
136-17 Maple Avenue, 11H
Flushing, NY 11355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
(212) 370-1300
Fax: (212) 370-7889

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,000,000 shares	$0.51	1,020,000	$56.92
Total	2,000,000 shares			$56.92

(1)
The aggregate amount of securities registered hereunder is 2,000,000 shares of Common Stock. The 2,000,000 shares will be issued upon the exercise of options or upon the issuance of restricted stock awards or other awards otherwise granted hereafter pursuant to Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan (the “2009 Incentive Plan”).  The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the 2009 Incentive Plan are subject to adjustment in accordance with certain anti-dilution and other provisions under the 2009 Incentive Plan. Accordingly, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such indeterminate additional shares of Common Stock granted or otherwise issuable after the operation of such anti-dilution and other provisions.

(2)
The offering price has been estimated solely for the purposes of the calculation of the registration fee.  The offering price has been calculated in accordance with the manner described in paragraphs (h) and (c) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the OTC Bulletin Board on December 7, 2009, a date within five (5) business days prior to the date of the filing of this Registration Statement.

Explanatory Note

This Registration Statement on Form S-8 of Tongli Pharmaceuticals (USA), Inc. (this “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register up to 2,000,000 shares of our common stock, value per share $0.001 per share (the “Common Stock”).

This Registration Statement contains two parts.  The first part of this Registration Statement contains Section 10(a) prospectuses as well as a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company.  The reoffer prospectus relates to the resale of up to 2,000,000 shares of Common Stock that have been or may be issued under Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan (the “2009 Incentive Plan”) to certain Selling Stockholders.

The second part of this Registration Statement contains information required pursuant to Part II of Form S-8 and will be used for offers of shares of Common Stock of the Company that may be issued in connection with the 2009 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8.The documents containing the information specified in Part I will be delivered to the participants in the 2009 Incentive Plan covered by this Registration Statement as required by Rule 428(b) (1).

The reoffer prospectus referred to in the explanatory note follows this page.

Reoffer Prospectus

TONGLI PHARMACEUTICALS (USA), INC.

2,000,000 Shares of Common Stock
$0.001 Par Value Per Share

This Prospectus relates to shares of Common Stock, par value $0.001 per share (“Common Stock”), of Tongli Pharmaceuticals (USA), Inc. (the “Company”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such shares pursuant to stock awards issuable under Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan (the “2009 Incentive Plan”). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. We will not receive any proceeds from sales made under this reoffer prospectus.  The Selling Stockholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

Our Common Stock is quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “TGLP.OB”. On December 7, 2009, the closing sales price for the Common Stock on the OTCBB was $0.51 per share.

Our principal executive offices are located at 136-17 Maple Avenue, 11H Flushing, NY 11355.  Our telephone number is 718-321-8380.

An investment in the shares of our Common Stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 9 before you decide to purchase any shares of our Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2009.

TABLE OF CONTENTS

You should rely only upon the information contained in this prospectus and the Registration Statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

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CAUTIONARY NOTE ON FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements.  Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: (a) our projected revenues and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.

The foregoing does not represent an exhaustive list of risks.  Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

-ii-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus.  Accordingly, it does not contain all of the information that may be important to you.  You should read this entire prospectus carefully, including the information under “Risk Factors” and the financial statements and the notes thereto included elsewhere in this prospectus before making an investment decision. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Tongli”, the “Company”, the “registrant”, “we”, “us”, and “our” refer and relate to Tongli Pharmaceuticals (USA), Inc.

Organization and Business Description

Tongli Pharmaceuticals (USA), Inc., through a wholly-owned subsidiary, Harbin Tianmu Pharmaceuticals Co., Ltd. (“HTP” or “Tianmu Pharmaceuticals”), develops, produces and sells a wide variety of pharmaceuticals and healthcare products in the People’s Republic of China (“PRC” or “China”) that are based on traditional Chinese medicine, or TCM.

On August 12, 2008, American Tony Pharmaceutical, Inc. (“American Tony”) completed a reverse merger with Aim Smart Corporation (“Aim Smart”), a dormant public shell, which was originally incorporated on April 27, 1988 in the State of Colorado under the name “Gatwick, Ltd” for the purpose of seeking out and completing a merger or acquisition with one or more companies or businesses, and was reorganized as a Delaware corporation in September 2007.  American Tony was a holding company which was incorporated on November 17, 2006 in the state of Delaware and has had no significant operations since its inception.  The acquisition was effected by the merger of American Tony into a wholly-owned subsidiary of Aim Smart.

Under the terms of the merger agreement, the former American Tony stockholders exchanged their shares for Aim Smart shares so that, upon the closing of the merger, the former American Tony stockholders owned 96.7% of the outstanding shares of Aim Smart. America Tony acquired its controlling interest in Aim Smart for a cost of $525,000. This interest was acquired solely to effectuate the reverse merger and was paid for with $276,000 of its own funds and a $249,000 loan from the Company’s Chairman Mr. Mingli Zhao.  Aim Smart changed its name to American Tony upon the closing of the reverse merger.  Tianmu Pharmaceuticals was formed under laws of the PRC on November 26, 1999.  In February 2007, American Tony acquired Tianmu Pharmaceuticals through a recapitalization transaction which was accomplished through the exchange of shares with Heilongjiang Tongli Technology Co., Ltd. (“TT” or “Tongli Technology”), a wholly-owned subsidiary of American Tony located in the PRC. TT owns 100% of Tianmu Pharmaceuticals and doesn’t have any other operations since its inception.

 The Company changed its name to Tongli Pharmaceuticals (USA), Inc. on October 30, 2008 in order to better represent the origin and ongoing business of the Company.

The structure of the Company as of the date of this Form S-8 is as follows:

Industry Background

With annual growth rates in the PRC pharmaceutical industry exceeding 15% per year, the PRC has become an important market for pharmaceutical products. According to published reports, the PRC is one of the top 10 emerging pharmaceutical markets of the world, and is the second largest market in Asia after Japan.  According to Boston Consulting Group, China’s pharmaceutical market will become the 5th largest in the world by 2010. Further, a recent report by McKinsey & Co. reported that Chinese healthcare spending will grow from $21 billion in 2000 to approximately $323 billion by 2025, or at a compounded growth rate of 11.6%.

There are about 2,000 pharmaceutical companies with GMP Certificates in China, Tongli is one of the pharmaceutical companies that has obtained the GMP Certificate under strict control of the Chinese government. As our market grows, we anticipate increased production volume through acquisitions and/or additional production facilities.

Our Products

We have been developing pharmaceuticals and health care products that incorporate elements of Chinese traditional medicine with elements of western medicine.  Tianmu Pharmaceuticals now offers drugs and health care products in several distinct categories, including:

•
Antihyperlipidemics.  These tablets, based on principles of Chinese traditional medicine, are used to reduce cholesterol levels and soften blood vessels in order to improve circulation.  Our antihyperlipidemics are offered as an affordable alternative to the statins commonly used for this purpose in western medicine. For the year ended March 31, 2009, sales of Antihyperlipidemics accounted for approximately 11.5% of our total sales revenue during the year.

•
Yufang Anti-Bacterial Mouthwash.  Comprised of a mixture of medicinal ingredients that counter disease and odor in the oral cavity and throat, Yufang Mouthwash is designed to purge bad breath caused by gum disease, abnormal sleep, nervousness, food, alcohol and smoking.  We package Yufang Mouthwash in bottles that are small enough to be carried conveniently, and we target customers who are travelling or away from home.  Our primary points of distribution for Yufang Mouthwash are restaurants and transport carriers. For the year ended March 31, 2009, sales of Yufang Anti-Bacterial Mouthwash accounted for approximately 61.3% of our total sales revenue during the year.

•
Calcium Gluconate Oral Liquid.  This is a calcium supplement used for the prevention and treatment of diseases caused by calcium deficiency, such as osteoporosis, bone hypoplasis, and rickets.  The liquid is particularly recommended for women during menopause or lactation. We believe that our product has a competitive advantage over other similar products provided by our competitors, because we have obtained a pharmaceutical license for this product, which is considerably more authoritative than the health license under which most of our competitors market their calcium supplements. For the year ended March 31, 2009, sales of Calcium Gluconate Oral Liquid accounted for approximately 14.76% of our total sales revenue during the year.

•
Leucorrhea Relief Tablet.  Based on Chinese traditional medicine, this compound is designed to reduce leucorrhea (vaginal discharge).  We also believe that it can provide relief from chronic cervicitis, endometritis, colpitis and other vaginal inflammations.

•
Arrhythmia Relief Tablet.  Based on Chinese traditional medicine, our anti-arrhythmia medication is designed to provide relief from irregular heart rate and the attendant palpitations and dizziness.  The product is particularly effective in treating atrioventricular premature beat.

•
Artery Cleansing Oral Liquid.  Based on Chinese traditional medicine, this compound is designed to improve blood circulation by clearing arteries.  The product can be used in treatment of anoxemic cardiovascular and cerebrovascular disease, as well as hypertension and arteriosclerosis.

•
Panax and Radix Polygoni Capsule.  We believe that this compound can improve blood function and replenish the strength of the liver and kidneys.  By revitalizing these cleansing organs, Chinese traditional medicine seeks to allay the symptoms of neurasthenia caused by mental or physical fatigue.

We have obtained Drug Register License and Drug Production Certificate for each of the products listed above from China State Food & Drug Administration (“SFDA”). Please refer to the “Government Regulation” section for more discussion.

We have also developed the following product that we believe is ready for commercialization, when we have adequate working capital:

Broad-Spectrum Disinfectant.  We developed this product for use in the prevention of communicable diseases, such as Hepatitis B, bird flu and SARS.  We will require approximately 29 million RMB ($4.25 million) to expand our plant and acquire the machines and raw materials necessary to introduce this product to the market.

In addition, we have made a deposit under a contract to acquire the formula for a nutraceutical product.  Our ability to conclude this acquisition and ultimately commercialize this product requires, among other things, additional assistance from the seller and obtaining government approvals.  We are presently waiting for governmental approval for the formula to be used in production and we expect to obtain such approval in 2010.

Manufacturing

Our manufacturing and warehouse facilities are located in the Limin Pharmaceutical Technology Park in the City of Harbin, China.  Our entire site was constructed in compliance with Chinese State Drug Administration GMP (Good Manufacturing Practices) standards at a total construction cost of 50 million RMB (approximately $7.3 million), with a goal of achieving world class standards.  In recognition of our accomplishment, our manufacturing facility has received the National Drug GMP (Good Manufacturing Practices) Certificate, which is required by laws in order to carry on pharmaceutical manufacturing in the PRC.  We have also received certificates from the International Organization for Standardization: specifically, ISO9001:2000 International Quality Management System Certificate and ISO14001 Environmental Management System Certificate.

At the present time, our manufacturing facility has the capacity to produce an annual output of products with a sales value over 100 million RMB (approximately $14,650,000).  We believe that our current capacity is adequate for at least the next two years.  In the meantime, we have budgeted $3.5 million for capital investment to expand our capacity, and we will need to raise capital or obtain other funding to finance such expansion.

Marketing

We currently market exclusively within the PRC.  Our distribution network is comprised of our own direct sales personnel as well as a network of authorized distribution agents.  Currently our sales network includes:

•	26 regional distribution agents;

•	over 200 city and county level distribution agents;

•
three national distributors, each of whom has the exclusive right to market one or more of our products if certain designated sales targets are achieved.  For example, we have given Jilin Province San Yuan Medical Ltd. the exclusive right to market our Calcium Gluconate Oral Solution and our Clindamycin Hydrochloride Capsule nationwide through March 2011 if it purchases certain designated minimum quantities of each product; and

•	the Harbin Passenger Transportation Agency, which sells our Yufang Anti-Bacterial Mouthwash on 20 of its inter-city train routes.

We have entered into agreements with three distributors to provide agreed upon amounts of products at pre-agreed price.  In the event a distributor does not purchase a fixed percentage of the agreed upon amounts for three consecutive months, the Company may terminate the agreement.  In addition to that, one agreement provides, among other things, that the distributor can become the exclusive distributor for a geographical area if certain sales targets are met.

We also market online through the “China Flagship Medicine Net”, a consortium website that offers subscribers medical information services and an online purchasing platform.

Major Customers

During the year ended March 31, 2009, approximately 33% of sales were generated from four major distributors with the largest distributor representing 8.6% of sales.  The four major distributors are:

•	Hebei Yishoutang Pharmaceutical Co., Ltd.
•	Heilongjiang Province Luhang Pharmaceutical Co., Ltd.
•	Inner Mongolia Wanmin Pharmaceutical Co., Ltd.
•	Harbin Pharmaceutical Group Kangde Branch

In addition, Yufang Anti-Bacterial Mouthwash, our main product which represented approximately 63.1% of our total sales for the year ended March 31, 2009, was partly distributed by the Harbin Passenger Transportation Agency on 20 of its inter-city train routes.

Research and Development

Our research and development (“R&D”) activities have been carried out at relatively low cost because they have been carried out by our in-house R&D team and, in the past, in concert with a number of research institutes and universities, including the Jilin Research Institute of Chinese Traditional Medicine, the Sichuan Research Institute of Chinese Medicine, the Heilongjiang Institute of Chinese Traditional Medicine, the Chemistry Department of Tsinghua University, and the R&D Center of Harbin Medical University. Our relationships with these institutions are informal collaborations, are not pursuant to written agreements and are not government approved.

Raw Materials

We have developed purchasing relationships with a considerable number of suppliers, and have multiple sources for most of the raw materials that we require.  Our business would not be significantly affected by the loss of any one supplier.

A considerable portion of the raw materials that we require are volatile herbs, which have a brief shelf life.  This situation imposes a risk on our suppliers, who will often grow the herbs to order in order to insure an immediate market for their herbs.  The situation also necessitates that we assure ourselves that our raw material requirements are available precisely when needed.  To satisfy these conditions, it is our practice to make substantial cash advances to our suppliers in order to lock-in our raw material requirements.  As of March 31, 2009, our advances to suppliers totaled about $ 986,281, which was equal to 13.3% of our revenue for the year ended March 31, 2009.  As our business expands, we expect that the ratio will decrease.  However, unless we develop proprietary sources of raw material, the payment schedule for our raw materials supply will continue to have a negative effect on our working capital.

Competition

China’s domestic pharmaceutical industry is highly competitive, with hundreds of companies vying to reach consumers through more than 100,000 pharmacies.  In some categories in which we compete there are many other companies offering the same competitive product.  The market continues to attract new entrants because the per capita medicine consumption in China is still low, compared to developed countries, and that shows promise for substantial growth.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Some of our competitors are better established than we are, have better brand recognition of products that compete with ours, and have more financial, technical, marketing and other resources than we presently possess and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

We intend to establish a significant market share by advertising the demonstrated efficacy of Tianmu Pharmaceutical’s products.  We have extensively tested our products and can cite studies that demonstrate the efficacy of many of them.  This contrasts with a large portion of the over-the-counter pharmaceutical market in China, which is characterized by unproven products.

Growth Strategies

We continued the execution of our product channel expansion strategy that resulted in increased market penetration of our products and expanded revenue growth.  Management plans to continue the emphasis on expanded and enhanced marketing and sales in our 2009 fiscal year and beyond.  Part of this strategy involves increasing and improving our marketing and sales activities to enhance the market leadership of our key leading products and to increase the sales of other products by expanding our sales force, solidifying our distribution network and expanding our market segment coverage, and increasing our marketing and promotional activities.

Management also plans to pursue strategic acquisitions as part of our growth strategy in 2009 and beyond.   We plan to selectively pursue strategic acquisition opportunities to further consolidate our resources and expand our market coverage.  We believe that such an initiative will provide effective means to broaden our product lines, increase our market coverage and complement our research and development capabilities.

Management believes that our emphasis on further commercializing and broadening our product lines, enhanced sales and marketing efforts has the potential to yield significant increases in revenue in 2009 and beyond.

Government Regulation

The pharmaceutical industry in China, including the TCM sector, is highly regulated.  The primary regulatory authority is the SFDA, including its provincial and local branches. As a developer, producer and distributor of medicinal products, we are subject to regulation and oversight by the SFDA and its provincial and local branches. The Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products. Its implementing regulations set forth detailed rules with respect to the administration of pharmaceuticals in China. We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Under the SFDA guidelines for licensing of pharmaceutical products, all pharmaceutical manufacturers must obtain and maintain Good Manufacturing Practices (“GMP”) Certificate.

Because our manufacturing facility has obtained the National GMP Certificate, we are authorized to produce products in four modes:  tablets, capsules, granules, and oral suspensions.  In addition to that, in order to market our products as pharmaceuticals, we are required to obtain Drug Register License and Drug Production Certificate specific to each product from the provincial branch of China SFDA. The process of application for such licenses is rigorous, requiring considerable testing.  On average, it costs us approximately 1 million RMB (approximately $150,000) to get the approval for each product by the SFDA. To date we have obtained Drug Register License and Drug Production Certificate for our products listed under “Our Products” above.

The more readily available license is for “health care products”, which are governed by the Heilongjiang Province Public Health Bureau.  Tianmu Pharmaceuticals has registered its Yufang Anti-Bacterial Mouthwash with this Bureau.

Currently we have not developed a market in U.S. so we believe we are not subject to any of regulations by the U.S. Food and Drug Administration.

Environmental Matters

Our manufacturing and warehouse facilities are located in the Limin Pharmaceutical Technology Park in the City of Harbin.  We believe that the industrial zone where we have located our manufacturing facilities is equipped with all necessary equipment that will enable us to comply with the applicable national, provincial and local environmental laws related to our operation.  We maintain all the permits and licenses required by the PRC environment regulations through Limin Pharmaceutical Technology Park, to whom we pay certain amount of management fees every year.

Intellectual Property

Our intellectual property protection primarily depends on our trademark and reputation.  For that reason, we have registered “Tianmu” as our trademark in China.  In addition, we have obtained a patent in China that covers the method of applying blue polyethylene packaging to the bottles of our Calcium Gluconate Oral Solution. All of our employees are bound by Company policy to not disclose our proprietary information, although we have no written confidentiality agreements with our employees.

Employees

We currently have approximately 86 employees, all of whom are employed on a full-time basis.  Five employees are in executive management, 11 in line management, 5 in research and development and 67 in manufacturing.

Change of Fiscal Year End

In October, 2008, after the reverse merger, the fiscal year end of the Company was changed from December 31 to March 31, in order to be consistent with the accounting year of the American Tony, which is the accounting acquirer.

Executive Offices in China

Our executive offices in China are located at 1 Beijing Road, Limin Development Zone, Harbin, China. We maintain a website at www.tmyy.com.cn. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

THE OFFERING

Outstanding Common
Stock Prior to the Offering	10,225,932 shares of our Common Stock issued and outstanding as of December 7, 2009.

Common Stock being offered
by Selling Stockholders	Up to 2,000,000 shares.

Use of Proceeds
We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.  We would, however, receive proceeds upon the exercise of awards (including options) received under the 2009 Incentive Plan.  Any cash proceeds will be used by us for working capital and general corporate purposes.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk.  Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

OTCBB Symbol	TGLP.OB

RISK FACTORS

An investment in our company is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in making a decision to invest in our Common Stock. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our Common Stock could decline and you could lose all or part of your investment in our Common Stock.

Risks Related to Our Business

There is substantial doubt as to whether our company will continue as a going concern.

Our auditors issued an opinion in their audit report on the financial statements for the fiscal year ended March 31, 2009 expressing uncertainty about the ability of our Company to continue as a going concern.  This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations. The going concern uncertainty expressed in their audit opinion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If our losses continue and we are unable to secure additional financing, we may ultimately cease doing business or seek protection from creditors under applicable bankruptcy laws.

We may need additional financing, which may not be available on satisfactory terms or at all.

The revenues from the production and sale may not be adequate to support our expansion and product development programs. We may need substantial additional funds to build new production facilities, pursue further research and development, obtain regulatory approvals, market our products, and file, prosecute, defend and enforce our intellectual property rights.

At present we have no commitment from any source for those funds.  We cannot determine, therefore, the terms on which we will be able to raise the necessary funds.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation.

There are no assurances that future funding will be available to us on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

We regard our trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our customers and others to protect our proprietary rights. We have received trademark and patent protection for certain of our products in the PRC. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

We face competition in the pharmaceutical market in the PRC and such competition could cause our sales revenue and profits to decline.

According to the State Food and Drug Administration of China (the “SFDA”), there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of August 2004, of which approximately 3,237 manufacturers obtained certificates of Good Manufacturing Practices Certification (“GMP certification”). After GMP certification became a mandatory requirement on July 1, 2004, approximately 1,834 pharmaceutical manufacturers were forced to cease production. Only the 3,237 pharmaceutical manufacturers with GMP certifications may continue their manufacturing operations. As of the end of 2006, there are 4682 enterprises manufacturing medicines and formulation in China. The certificates, permits, and licenses required for pharmaceutical operation in the PRC create a potentially significant barrier for new competitors seeking entrance into the market. Despite these obstacles, we face competitors that will attempt to create, or are already marketing, products in the PRC that are similar to ours. There can be no assurance that our products will be either more effective in their therapeutic abilities and/or be able to compete in price with that of our competitors. Failure to do either of these may result in decreased profits for our Company.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future success depends on our ability to attract and retain highly skilled chemists, pharmaceutical engineers, technical, marketing and customer service personnel, especially qualified personnel for our operations in China. Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  Therefore we may not be able to successfully attract or retain the personnel we need to succeed.

Our business development would be hindered if we lost the services of some key personnel. Yao Mingli is the Chief Executive Officer of our company and of its operating subsidiary, Tianmu Pharmaceuticals.  Mr. Yao is responsible for strategizing not only our business plan but also the means of financing it.  If Mr. Yao were to leave Tianmu Pharmaceuticals or become unable to fulfill his responsibilities, our business would be imperiled.  At the very least, there would be a delay in the development of Tianmu Pharmaceuticals until a suitable replacement for Mr. Yao could be retained.

Our success is highly dependent on continually developing new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies and processes. There is no assurance that our competitors’ new products, technologies and processes will not render our Company’s existing products obsolete or non-competitive. Our Company’s competitiveness in the pharmaceutical market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes. Our Company’s failure to technologically evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

Our research and development may be costly and/or untimely, and there are no assurances that our research and development will either be successful or completed within the anticipated timeframe, if ever at all.

The research and development of our new and existing products and their subsequent commercialization plays an important role in our success. As of the date of this Form S-8, we have three products under research and development. The research and development of new products is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within the anticipated time frame, if ever at all. There are also no assurances that if the product is developed, that it will lead to successful commercialization.

We rely on the cooperation with certain research laboratories, pharmaceutical institutions, and universities, and if there institutions cease to cooperate with us and we can not find other suitable substitute research and development partners, then our ability to develop new products may be hindered and our business may be adversely affected.

 We cooperate with several research institutions including Jilin Research Institute of Chinese Traditional Medicine, the Sichuan Research Institute of Chinese Medicine, the Heilongjiang Institute of Chinese Traditional Medicine, the Chemistry Department of Tsinghua University, and the R&D Center of Harbin Medical University. We rely to a certain extent on these institutions for its development of new products. However, our collaborations with these institutions are informal, not pursuant to written agreements and are not government approved. As a result, there is no assurance that these institutions will continue cooperating with us to develop new products. In the event that these institutions cease to cooperate with us and we cannot find other suitable substitute research and development partners, our ability to develop new products may be hindered and our business may be adversely affected.

The commercial success of our products depends upon the degree of market acceptance among the medical community and failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

The commercial success of our products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians. Even if our products are approved by the SFDA, there is no assurance that physicians will prescribe or recommend our products to patients. Furthermore, a product’s prevalence and use at hospitals may be contingent upon our relationship with the medical community. The acceptance of our products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects. Failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

We are subject to the risk of natural disasters.

The production of our products depends on the availability of raw materials, a significant portion of which are herbs.  These herbs tend to be very sensitive crops, which can be readily damaged by harsh weather, by disease, and by pests.  If our suppliers’ crops are destroyed by drought, flood, storm, blight, or the other woes of farming, we will not be able to meet the demands of our manufacturing facility, which will then become inefficient and unprofitable.  In addition, if we are unable to obtain sufficient raw materials to produce products needed to meet demand, our distribution network is likely to atrophy.  This could have a long-term negative effect on our ability to grow our business, in addition to the near-term loss of income.

If we lost control of our distribution network, our business would fail.

We depend on our distribution network for the success of our business.  During the year ended March 31, 2009, approximately 33% of sales were generated from four major distributors. Competitors may seek to pull our distribution network away from us.  In addition, if dominant members of our distribution network become dissatisfied with their relationship with Tianmu Pharmaceuticals, a concerted effort by the distribution network could force us to accept less favorable financial terms from the distribution network.  Either of these possibilities, if realized, would have an adverse effect on our business.

We have been heavily dependent on one key product

One product manufactured by the Company represented approximately 63.1% and 51.9% of total sales for the years ended March 31, 2009 and 2008, respectively. We expect that a significant portion of our future revenue will continue to be derived from sales of this product. If this product were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant.

If our products fail to receive regulatory approval or are severely limited in the products scope of use, then we may be unable to recoup our research and development expenditures and we may not be able to adequately sell such products.

Our products that are approved to be manufactured as of the date of this Form S-8, include nine medicines. There are three products in the stage of research and development as of the date of this Form S-8.  The production of our pharmaceutical products is subject to the regulatory approval of the SFDA.  The regulatory approval procedure for pharmaceuticals can be quite lengthy, costly, and uncertain. Depending upon the discretion of the SFDA, the approval process may be significantly delayed by additional clinical testing and require the expenditure of currently unavailable resources; in such an event, it may be necessary for us to abandon our application.  Even where approval of the product is granted, it may contain significant limitations in the form of narrow indications, warnings, precautions, or contra-indications with respect to conditions of use. If approval of our product is denied, abandoned, or severely limited in terms of the scope of products use, it may result in the inability to recoup considerable research and development expenditures already incurred.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operation to be suspended and have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to the pharmaceutical industry. We have has attained certain certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in the PRC. We obtained the Medicine Production Permit in 2003 and 2004, which are subject to annual checks by the SFDA. We also have GMP certificates which are subject to annual checks by the SFDA. The pharmaceutical production permits and GMP certificates are each valid for a term of five years and must be renewed before their expiration. During the renewal process, we will be re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

We may be subject to the People’s Republic of China’s price control of drugs which may limit our profitability and even cause us to stop manufacturing certain products.

The State Development and Reform Commission (“SDRC”) of the PRC and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products. The SDRC sets the price ceilings for certain pharmaceutical products in the PRC. Although our products have not been subject to such price controls as of the date of this Form S-8, there is no assurance that our products will remain unaffected by it. Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for market shares. The price ceilings set by the SDRC may limit our profitability, and in some instances, such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products which may adversely affect our results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

In addition to that, we may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals.  Existing laws and regulations in China do not require us to maintain third party liability insurance to cover product liability claims.  However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and our inability to commercialize some products.

A large portion of our Common Stock is controlled by a small number of stockholders and as a result, these stockholders are able to influence and ultimately control the outcome of stockholder votes on various matters.

Mr. Mingli Yao, our Chairman and CEO, together with his wife and daughter owns more than 30% of our outstanding shares as of the date of this Form S-8. As a result, these stockholders are able to influence and ultimately control the outcome of stockholder votes on various matters, including the election of directors and other corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our Common Stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can in turn affect the market price of our Common Stock.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  As a public company, we have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to comply with Sarbanes-Oxley and meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our directors and officers liability insurance may lapse or be invalid or may fail to cover any expenses and losses due to lawsuits related to financial reporting errors, and our indemnification obligations could adversely affect our business, financial condition and results of operations.

Our director and officer liability insurance may lapse or otherwise be unable to cover lawsuit expenses and losses related to financial reporting errors. Our bylaws require us to indemnify our current and former directors, officers, employees and agents against most actions of a civil, criminal, administrative or investigative nature. Generally, we are required to advance indemnification expenses prior to any final adjudication of an individual’s culpability. The expense of indemnifying our current and former directors, officers and employees and agents in their defense or related expenses as a result of any actions related to the internal investigation and financial restatement may be significant. Therefore, our indemnification obligations could result in the diversion of our financial resources and may adversely affect our business, financial condition and results of operations.

We are not likely to hold annual stockholder meetings in the next few years.

Management does not expect to hold annual meetings of stockholders in the next few years, due to the expense involved.  The current members of the Board of Directors were appointed to that position by the previous directors.  If other directors are added to the Board in the future, it is likely that the current directors will appoint them.  As a result, our stockholders will have no effective means of exercising control over the operations of the Company.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of our sales from China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industrial which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.

In recent years several PRC regulatory agencies have adopted merger and acquisition regulations pertaining to the overseas listing of PRC domestic companies which require the approval of the China Securities Regulatory Commission (“CSRC”).  Because we have been advised by our PRC legal counsel that we are not subject to these regulations, we do not intend to request approval from the CSRC prior to listing our shares on the Over the Counter Bulletin Board or a national exchange.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC.  Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may face regulatory uncertainties that could restrict our ability to issue equity compensation to our directors and employees and other parties who are PRC citizens or residents under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any equity compensation plan which is so covered and is adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We have begun to make option grants to some of our directors, who are PRC citizens and may adopt an equity compensation plan in future. Circular 78 may require PRC citizens who receive option grants to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. Failure to comply with such provisions may subject us and recipients of such options to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Because our principal assets are located outside of the United States and with the exception of one  director, our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our officers and directors reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and all of their assets are located outside of the United States. China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations. Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC Operating Companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as Harbin Tianmu Pharmaceuticals may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, Harbin Tianmu Pharmaceuticals is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC.  We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Harbin Tianmu Pharmaceuticals.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our Common Stock.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

We receive substantially all of our revenues in Renminbi, the Chinese currency, which is currently not a freely convertible currency.  The restrictions on currency exchanges may limit our ability to use revenues generated in RMB to make dividends or other payments in United States dollars.  The PRC government strictly regulates conversion of RMB into foreign currencies.  Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, SAFE regulates the conversion of the RMB into foreign currencies.  Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.  In addition, failure to obtain approval from SAFE for currency conversion on the capital account may adversely impact our capital expenditure plans and our ability to expand in accordance with our desired objectives.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, and especially given that we expect to be a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  We may have difficulty establishing adequate management, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our intellectual property rights under PRC law.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property.  Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  Our two operating subsidiary relies on these land use rights as the cornerstone of its operations, and the loss of such rights would have a material adverse effect on our company.

We are subject to the environmental protection law of China.

Our manufacturing process may produce by-products such as effluent, gases and noise, which are harmful to the environment.  We are subject to multiple laws governing environmental protection, such as “The Law on Environmental Protection in the PRC” and “The Law on Prevention of Effluent Pollution in the PRC,” as well as standards set by the relevant governmental authorities determining the classification of different wastes and proper disposal.

China is experiencing substantial problems with environmental pollution.  Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls.  There can be no assurance that future changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.  Our profitability may be adversely affected if additional or modified environmental control regulations are imposed upon us.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that could leave us without many employees to conduct our business which would materially and adversely affect our operations and financial condition.

Risks Related to Our Common Stock

There is currently a limited trading market for our common shares, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

 Our Common Stock is currently traded in the over-the-counter market through the OTC Bulletin Board. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for our existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future. While there is an active trading market for our Common Stock, it is small. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	conditions in pharmaceutical markets;
•	changes in the economic performance or market valuations of other pharmaceutical companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar;
•	intellectual property litigation; and
•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We are likely to remain subject to “penny stock” regulation and as a consequence there are additional sales practice requirements and additional warning issued by the SEC.

As long as the trading price of our Common Stock is below $5.00 per share, the open-market trading of our Common Stock will be subject to the “penny stock” rules of the SEC. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the Common Stock and may affect a stockholder’s ability to resell the Common Stock.

There can be no assurance that our Common Stock will qualify for exemption from the “penny stock” rules. In any event, even if our Common Stock is exempt from such rules, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a “penny stock” if the SEC finds that such a restriction would be in the public interest.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

We do not foresee paying cash dividends in the foreseeable future.

We currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

Our Article of Incorporation authorize the issuance of shares of preferred stock which, if issues, the rights, preference, designations and limitations of such preferred stock could operate to the disadvantage of the shares of our outstanding Common Stock.

Our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to 1,000,000 shares of preferred stock (“Preferred Stock”) in the discretion of the board of directors. Such Preferred Stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further Stockholder action is required. If issued, the rights, preferences, designations and limitations of such Preferred Stock would be set by our board of directors and could operate to the disadvantage of the shares of our outstanding Common Stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

USE OF PROCEEDS

The shares which may be sold under this prospectus will be sold for the respective accounts of each of the Selling Stockholders. Accordingly, we will not realize any proceeds from the sale of the shares. We will receive proceeds from the exercise of the awards; however, no assurance can be given as to when or if any or all of the awards will be exercised. If any awards are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

All of the shares of our Common Stock registered for resale under the Registration Statement of which this prospectus forms a part will be owned, prior to the offer and sale of such shares, by the Selling Stockholders upon vesting and exercise of non-qualified stock options, restricted stock awards, restricted stock rights or the grant of stock awards.  We have not granted any options or other awards under the Plan as of the date of this prospectus.  We expect to supplement this prospectus from time to time with the names of the Selling Stockholders and the amounts of the shares to be offered for sale by them as Selling Stockholders.

We are registering the shares of Common Stock covered by this prospectus for the Selling Stockholders.  As used in this prospectus, Selling Stockholders include the pledgees, donees, transferees, or others who may later hold the Selling Stockholders’ interests.  We will pay the costs and fees of registering the shares of our Common Stock covered by this prospectus, but the Selling Stockholders will pay any brokerage commissions, discounts, or other expense relating to the sale of such shares.

The following table sets forth:

•	the name and principal position of each person who is, or may be deemed, an affiliated Selling Stockholder, and certain non-affiliated Selling Stockholders;
•	the number and percentage of shares of Common Stock owned beneficially, directly or indirectly, by each Selling Stockholder before the offering;
•	the number of shares of Common Stock to be offered by the Selling Stockholders pursuant to this prospectus; and
•	the number and percentage of shares of Common Stock to be owned by each Selling Stockholder following the sale of the shares pursuant hereto.

We may amend or supplement this prospectus from time to time to update the disclosures set forth in the table, below. Because the Selling Stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any such shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Stockholders upon termination of the offering made hereby.  We have assumed, therefore, for purposes of the following table as it may be amended or supplemented, that the Selling Stockholders will sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our Common Stock they presently own.

Because we do not satisfy the registrant requirements for use of Form S-3, the amount of shares of our common that may be reoffered or resold by means of this prospectus by a Selling Stockholders, and any other person with whom he or she is acting in concert for purpose of Selling Stockholders, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

Name and Title of Selling Stockholder(1)	Number of Shares Beneficially Owned Prior to this Offering (2)	Percentage of Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are Sold	Percentage of Ownership After this Offering (%)

(1)
At the date of this prospectus, there is no Selling Shareholder, since no options, restricted stock awards or other awards have been issued under the 2009 Incentive Plan. Names of selling Stockholders who will sell “control securities” pursuant to this prospectus will be added by prospectus supplement pursuant to Rule 424(b) under the Securities Act, as permitted by General Instruction C to Form S-8.

(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on [          ], 2009.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers.  At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;
(c)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2009;and
(d)
The Registrant’s description of its Common Stock, as set forth in the Registrant’s Registration Statement on Form SB-2 filed with the Commission on June 14, 1999 (File No. 333-80651), including any amendment or report filed for the purpose of updating such description.

 Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

LEGAL MATTERS

The validity of the shares of our Common Stock being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP of New York, New York.

EXPERTS

Paritz & Company, P.A., an independent registered public accounting firm, has audited our financial statements incorporated by reference in this prospectus for the year ended March 31, 2009.  Our financial statements are incorporated by reference in reliance on the reports of Paritz & Company, P.A., given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES LAW LIABILITIES

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.
Our Certificate of Incorporation provides that we may indemnify its directors and officers, and shall provide for advancement of the expenses of such persons, to the extent permitted by Section 145 of the General Corporation Law.  Our Bylaws provides that Tongli shall indemnify its directors and officers, and shall provide for advancement of the expenses of such persons, to the extent provided by Section 145 of the General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees or agents of Tongli pursuant to the foregoing provisions, or otherwise, Tongli has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act  and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by Tongli of expenses incurred or paid by a director, officer, employee or agent of Tongli in the successful defense of any  proceeding) is asserted by such director, officer, employee or agent, Tongli will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TONGLI PHARMACEUTICALS (USA), INC.

2,000,000 Shares of Common Stock

$0.001 Par Value Per Share

REOFFER PROSPECTUS

December 10, 2009

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;
(c)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2009; and
(d)
The Registrant’s description of its Common Stock, as set forth in the Registrant’s Registration Statement on Form SB-2 filed with the Commission on June 14, 1999 (File No. 333-80651), including any amendment or report filed for the purpose of updating such description.

 Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.
Our Certificate of Incorporation provides that we may indemnify its directors and officers, and shall provide for advancement of the expenses of such persons, to the extent permitted by Section 145 of the General Corporation Law.  Our Bylaws provides that Tongli shall indemnify its directors and officers, and shall provide for advancement of the expenses of such persons, to the extent provided by Section 145 of the General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees or agents of Tongli pursuant to the foregoing provisions, or otherwise, Tongli has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act  and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by Tongli of expenses incurred or paid by a director, officer, employee or agent of Tongli in the successful defense of any  proceeding) is asserted by such director, officer, employee or agent, Tongli will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

EXHIBIT

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

23.2	Consent of Paritz & Company, P.A, Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan

Item 9.   Undertakings.

(a)           The Registrant hereby undertakes:

 (1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herbin, on this 10th day of December, 2009.

Tongli Pharmaceuticals (USA), Inc.

By:	/s/ Mingli Yao
Mingli Yao
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mingli Yao and Li Li, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mingli Yao	Chief Executive Officer and Director	December 10, 2009
Mingli Yao

/s/ Li Li	Chief Financial Officer	December 10, 2009
Li Li

/s/ Ailing Zhao	Director	December 10, 2009
Ailing Zhao

/s/ Yuan Yao	Director	December 10, 2009
Yuan Yao

/s/ Hui Shao	Director	December 10, 2009
Hui Shao

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

23.2	Consent of Paritz & Company, P.A, Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Tongli Pharmaceuticals (USA), Inc. 2009 Incentive Plan